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                                                                EXHIBIT 23(d)-2b


                                 AMENDMENT NO. 2
                                       TO
                          INVESTMENT ADVISORY AGREEMENT

                       BERGER IPT - GROWTH AND INCOME FUND
                (A SERIES OF BERGER INSTITUTIONAL PRODUCTS TRUST)

         This AMENDMENT NO. 2 TO INVESTMENT ADVISORY AGREEMENT (the "Amendment") is made effective as of the 1st day of May, 2001, between BERGER LLC, a Nevada limited liability company, and BERGER INSTITUTIONAL PRODUCTS TRUST, a Delaware business trust (the "Trust"), with respect to BERGER IPT - GROWTH AND INCOME FUND (the "Fund"), a series of the Trust.

                                    RECITALS

         A. Berger Associates, Inc., and the Trust entered into that certain Investment Advisory Agreement dated April 16, 1996 (the "Agreement"), setting forth the terms and conditions under which the Trust has appointed Berger Associates, Inc., as investment advisor for the Fund.

         B. Effective September 30, 1999, Berger Associates, Inc., assigned and transferred all its rights, interests, duties and obligations, including its rights, interests, duties and obligations under the Agreement, to its subsidiary, Berger LLC, in an assignment and transfer approved by the Trustees of the Trust. Accordingly, all compensation paid hereafter by the Trust for investment advisory services rendered to the Fund under the Agreement is to be paid to Berger LLC rather than to Berger Associates, Inc.

         C. Berger LLC and the Trust desire to set forth herein their mutual agreement to change the name of Berger IPT-Growth and Income Fund to Berger IPT-Large Cap Growth Fund under the Agreement.

                                    AGREEMENT

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         Change the name of Berger IPT-Growth and Income Fund to Berger IPT-Large Cap Growth Fund.

         This Agreement, as amended, shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

BERGER LLC                             BERGER INSTITUTIONAL PRODUCTS TRUST, with
                                       respect to the series known as the BERGER
                                       IPT- GROWTH AND INCOME FUND

By:                                    By:
   --------------------------------       --------------------------------------
     Jack R. Thompson                        Jack R. Thompson
     President                               President